UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2022

HireRight Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-40982	82-1092072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Centerview Drive, Suite 300	Nashville	Tennessee	37214
(Address of Principal Executive Offices)			(Zip Code)
(615) 320-9800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	HRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 19, 2022, in the interests of retention and motivation of the Company’s management team, the Compensation Committee of the Company’s Board of Directors approved (i) an amendment to the vesting provisions in outstanding MOIC-based stock options issued to various employees of the Company, including its Named Executive Officers, before the Company’s initial public offering (the “IPO”); and (ii) the issuance of special performance-based equity awards to the Company’s Named Executive Officers.

MOIC-based options amendment

Certain stock options issued by the Company prior to its initial public offering are eligible to vest based on the MOIC (multiple of invested capital) received by the Company’s pre-IPO private equity investors (i.e. cash-on-cash return) on their investment in the Company (subject to continued service through the date that the investor return goal is met), as follows: 50% of the option will vest when and if the pre-IPO private equity investors recover 1.75 times their investment, with the remaining 50% vesting in linear fashion as the investors’ return increases from 1.75 to 2.5 times their investment. As modified, the MOIC investor return vesting condition will be replaced by a service-based vesting condition that will be met in 12 equal quarterly installments beginning on March 31, 2022 and ending December 31, 2024 (if the recipient remains employed in good standing by or otherwise in service to the Company or one of its subsidiaries on each scheduled vesting date). Other terms of the options, including exercise price and term, will remain as originally issued. Because there are potential advantages and disadvantages associated with both the original MOIC-based vesting provisions and the amended service-based vesting provisions, option holders will be entitled to accept the vesting modification or retain the original vesting terms of their options, in their discretion. The Company’s Named Executive Officers have indicated their intention to accept the vesting modification.

Special performance-based equity awards

On March 23, 2022, the Company issued special compensatory equity awards to the Named Executive Officers as follows: to CEO Guy Abramo 250,000 restricted stock units and an option to purchase up to X shares of the Company’s common stock; to CFO Tom Spaeth 107,142 restricted stock units and an option to purchase up to Y shares of the Company’s common stock; and to Chief Revenue Officer Scott Collins 89,285 restricted stock units and an option to purchase up to Z shares of the Company’s common stock. X, Y, and Z represent the quotient obtained by dividing $1,750,000, $750,000, and $625,000, respectively, by the grant date fair value of the options, which is to be determined. All of the options have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the issuance date.

Consistent with the desire of the Compensation Committee to retain management and motivate outperformance in 2022, vesting of the special awards will be a function of both the Company’s 2022 adjusted EBITDA and continued service. The awards will qualify for vesting ratably if and to the extent that the Company’s 2022 adjusted EBITDA exceeds specified thresholds. If and to the extent that the awards qualify for vesting, they will vest 50% on the first anniversary of the date the Company announces its 2022 fourth quarter and full year earnings, and 50% on the second anniversary of that date, subject generally to continuous service to the Company through the scheduled vesting date. Awards that do not qualify for vesting will lapse without further consideration.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HireRight Holdings Corporation

Date: March 24, 2022	/s/	Thomas M. Spaeth
	Name:	Thomas M. Spaeth
	Title:	Chief Financial Officer